Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-129462 and No. 333-167685) of National HealthCare Corporation of our reports dated February 21, 2014, with respect to the consolidated financial statements and schedule of National HealthCare Corporation, and the effectiveness of internal control over financial reporting of National HealthCare Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Nashville, Tennessee

February 21, 2014